Exhibit 99
Lyle R. Knight
President & Chief Executive Officer
406/255-5326
email: lyle.knight@fib.com
March 2, 2009
To Our Shareholders,
Today, we received notification from our independent appraiser that the minority appraised value of our common stock, as of December 31, 2008, is $74.50 per share. We will use this valuation in connection with our revised stock repurchase practices previously described in my January 16, 2009 letter to all shareholders. As announced in that letter, we will receive stock redemption requests during a two-week window period each calendar quarter, beginning two business days following the announcement of the quarterly appraised valuation. Therefore, beginning on Wednesday, March 4, 2009 and continuing through the close of business on Tuesday, March 17, 2009, we will receive requests from existing shareholders who desire to sell their shares of common stock to the Company at the price of $74.50 per share.
If you desire to make a redemption request, please contact Amy Anderson, Assistant Corporate Secretary, tel: (406) 255-5320, fax: (406) 255-5350, email: amy.anderson@fib.com, and notify her in writing of your name (as reflected on your stock certificate) and the number of shares you desire the Company to repurchase. Written requests must be received by Ms. Anderson prior to 5:00 p.m. on Tuesday, March 17, 2009. Please note the foregoing applies to shares of common stock held by shareholders outside of the Company’s 401(k) retirement plan. For shares held inside the Company’s 401(k) retirement plan, the same dates and times are applicable, but please contact Becky Achten, ERISA Specialist, tel: (406)255-5243, fax: (406) 255-5213, e-mail: becky.achten@fib.com.
Even if you make a request, however, please keep in mind that the Company may not purchase your shares. As noted in my January 16, 2009 and August 19, 2008 letters, the Company has no obligation under any Shareholder Agreement or by contract, policy or otherwise to repurchase any outstanding shares of common stock. As you know, we are subject to various limitations on the amount of common stock we may repurchase under covenants contained in our debt instruments. Moreover, applicable banking laws and regulations, together with prudent capital management policies and decisions, may also limit stock redemptions.
As indicated in my prior letter, our goal is to ensure the long-term success of the Company. As we address one of the most challenging economic and banking environments in history, our goal is to continue building on the growth and strengths we have experienced for many years. We continue to remain profitable as demonstrated by our recently announced 2008 operating results, and we currently project earnings for the quarter ending March 31, 2009 will be positive. It is also important to note we have been recognized as a “well capitalized” bank holding company throughout our history. Our goal is to maintain this status. Given existing market conditions, however, we are forced to consider changes in our capital management practices, including stock redemptions, that are necessary in light of our long-term vision and goals.
After the close of the window period on March 17, 2009, our Board of Directors (or the Executive Committee thereof acting for, and on behalf of, the Board of Directors) will make a determination regarding the stock repurchases, if any, the Company will make. In its determination, the Board will take into account the number of shares requested for redemption, our existing liquidity and capital resources, prevailing market and banking industry conditions, future capital needs and various other factors. The Company has targeted the sum of $2.5 million to be used for stock repurchases in this current window period. As indicated above, however, this amount may change and is subject to the discretion of the Board. We anticipate the Board will render its determination within five business days following the close of the window period, and will then communicate to those shareholders who made a request the details of the repurchase, if any, including the effects of any waiver by the Company to repurchase shares under any applicable Shareholder Agreement and any potential pro rata or other applicable provision in the event the number of requested shares exceeds the dollar amount available for redemptions.

Please remember that neither the Board of Directors nor the Company or management makes any recommendation to shareholders as to whether to sell or buy shares of our common stock. As has been the case historically, shareholders must make their own decisions whether to sell or buy stock, taking into account applicable investment, tax and other individual considerations.
In response to questions received from some of our option holders, we desire to clarify that the quarterly two-week window period applicable to stock repurchases will also apply to the use of “mature” shares in the context of a “cashless” exercise of stock options. Therefore, although option holders may generally exercise their vested stock options at any time, they will only be able to use already owned shares in a cashless exercise during the window periods. Unlike stock redemptions, however, cashless exercises made during a window period will not require the delivery of a request beforehand and may be affected without waiting until the end of the window period.
If you are considering making a stock repurchase request, you should review our recent SEC filings before making any decision. These filings may be found on our website at www.firstinterstatebank.com/about/sec_filings.php and on the SEC’s website at www.sec.gov. In addition, please be advised of the following recent development:
As we reported in our earnings release on February 25, 2009, the 2008 year was not a record year for us. Although our market areas have not been as severely impacted by the recession as other areas, we experienced and continue to experience adverse effects and earnings pressure in our market areas. Credit quality deteriorated and nonperforming loans increased in 2008, and we believe this trend will continue in 2009. Higher levels of nonperforming loans adversely impact our financial condition and operating results and may cause us to be in non-compliance with certain financial covenants contained in our senior debt instruments.
Notwithstanding difficult and uncertain economic times, we remain optimistic about our long-term performance. We appreciate your support as shareholders.
Sincerely,
PO Box 30918 . Billings, MT . 59116-0918 . (406)255-5390
www.firstinterstatebank.com